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EXHIBIT 11

                               AGEMARK CORPORATION


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

                                                                  Three Months Ended         Six Months Ended
                                                                  March 31,                  March 31,
                                                                  1999         1998          1999          1998


Weighted average common shares actually outstanding             1,000,000        200       1,000,000         200

Stock options issued
January 1, 1999 at $1.10 per share                                166,666          -         166,666           -

January 1, 1999 at $1.00 per share                                 21,000          -          21,000           -
                                                                ---------                  ---------

                                                                  187,666                    187,666

Total assumed proceeds of exercise                          $     204,333          -     $   204,333           -


Number of shares assumed purchased at 5.97 / share (1)             34,227          -          34,227           -

Net shares assumed issued at January 1, 1999                      153,439          -         153,439           -

Weighted average common shares assumed outstanding for          1,153,439        200       1,076,720         200
period


(1)  There is no market for the Company's shares.  For computational purposes the value assumed is the September 30, 1998 book value per share.


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